Exhibit 10.10

OLO INC.

STOCK OPTION GRANT NOTICE

(2021 EQUITY INCENTIVE PLAN)

Olo Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan, and the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	[Incentive Stock Option][1] OR [Nonstatutory Stock Option]

Exercise and
Vesting Schedule:	Subject to the Optionholder’s Continuous Service through each applicable vesting date, the Option will vest as follows:
[ ]

OPTIONHOLDER ACKNOWLEDGEMENTS: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The Option is governed by this Stock Option Grant Notice, and the provisions of the Plan and the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•

[If the Option is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options granted to you) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.][1]

•

You consent to receive this Grant Notice, the Stock Option Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

[1]

If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

•

You have read and are familiar with the provisions of the Plan, the Stock Option Agreement, the Notice of Exercise and the Prospectus. In the event of any conflict between the provisions in this Grant Notice, the Option Agreement, the Notice of Exercise, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•

The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.

•

Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

OLO INC.		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS: Stock Option Agreement, 2021 Equity Incentive Plan, Notice of Exercise

OLO INC.

2021 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

As reflected by your Stock Option Grant Notice (“Grant Notice”), Olo Inc. (the “Company”) has granted you an option under its 2021 Equity Incentive Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement.

The general terms and conditions applicable to your Option are as follows:

1. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Transaction on your Option;

(b) Section 9(e) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and

(c) Section 8(c) regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. VESTING. Your option will vest as provided in your Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service.

3. EXERCISE.

(a) You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b) To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i) cash, check, bank draft or money order;

(ii) pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;

(iii) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv) subject to Company and/or Committee consent at the time of exercise, if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

(c) By accepting your Option, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this Section 3(c) will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 3(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 3(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires, subject to the provisions of Section 4(h) of the Plan, upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 4(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section below regarding “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any shares of Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the shares of Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 4(d) below);

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction;

(f) the Expiration Date indicated in your Grant Notice; or

(g) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

5. WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan: (a) you may not exercise your Option unless the applicable tax withholding obligations are satisfied, and (b) at the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company. Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6. INCENTIVE STOCK OPTION DISPOSITION REQUIREMENT. If your option is an Incentive Stock Option, you must notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two years after the date of your option grant or within one year after such shares of Common Stock are transferred upon exercise of your option.

7. TRANSFERABILITY. Except as otherwise provided in Section 4(e) of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

8. CORPORATE TRANSACTION. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

9. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

10. NO LIABILITY FOR TAXES. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

11. SEVERABILITY. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in your option will obligate the Company or an Affiliate, their respective shareholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control. In addition, your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

14. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

15. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences please see the Prospectus.

* * * *

2021 EQUITY INCENTIVE PLAN

NOTICE OF EXERCISE

OLO INC.

Olo Inc.
285 Fulton Street
One World Trade Center, 82nd Floor New York, NY 10007	Date of Exercise:_________________________

This constitutes notice to Olo Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice, Option Agreement or 2021 Equity Incentive Plan (the “Plan”) shall have the meanings set forth in the Grant Notice, Option Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option (check one):		Incentive ☐		Nonstatutory ☐
Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$		$

Cash payment delivered herewith:	$		$

[Value of ________ Shares delivered herewith:	$		$

[Value of ________ Shares pursuant to net exercise]:	$		$

[Regulation T Program (cashless exercise):	$		$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within 15 days after the date of any disposition of any of the Shares issued upon exercise of this Option that occurs within two years after the Date of Grant or within one year after such Shares are issued upon exercise of this Option.

I further agree that I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company that I hold, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this paragraph will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. I further agree that in order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to shares of Common Stock that I hold until the end of such period. I also agree that any transferee of any shares of Common Stock (or other securities) of the Company that I hold will be bound by this paragraph. The underwriters of the Company’s stock are intended third party beneficiaries of this paragraph and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

Very truly yours,

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